EXHIBIT 10.1

+                    Maximum Restricted Stock Units
Date of Grant: ____________

20XX RESTRICTED STOCK UNIT AWARD

SECOND AMENDED AND RESTATED SWIFT ENERGY COMPANY
2005 STOCK COMPENSATION PLAN

THIS 20XX RESTRICTED STOCK UNIT AWARD (“Award”) is granted effective ______________, 20XX (“Date of Grant”) between Swift Energy Company (the “Company”) and _______________ (“Holder”).

WHEREAS, Section 9 of the Second Amended and Restated Swift Energy Company 2005 Stock Compensation Plan (“Plan”) authorizes the Compensation Committee of the Company's Board of Directors (the “Committee”) to grant performance-based Awards;

WHEREAS, the Committee desires to grant to Holder an Award under which Holder can earn a maximum of __________ shares of common stock of the Company issuable under this Award based on the performance factors set forth in this Award, and subject to all of the provisions, including without limitation the vesting provisions, of the Plan and this Award; and

WHEREAS, the Company and Holder understand and agree that this Award is in all respects subject to the terms, definitions and provisions of the Plan, all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.Performance-Based Restricted Stock Unit Grant.  The Company hereby grants Holder the right to earn, vest in and receive on the Vesting Date, up to ________ shares of common stock of the Company (“Shares”) subject to the terms and conditions set forth in the Plan and in this Award.

2.Definitions.  All words capitalized herein that are defined in the Plan shall have the meaning assigned them in the Plan; other capitalized words shall have the following meaning, or shall be defined elsewhere in this Award:
(a)Reserved for definition Metric 1.

(b)Reserved for definition Metric 2.

(c)“Closing Price” means the last reported sales price, regular way, of the primary common equity security of the Company and each Peer Company, as reported by the primary exchange or the market upon which such security is traded.

(d)“Disability” means, without limitation, the same as it does in the Plan.

(e)“Earned Shares” means the number of Shares earned during the Performance Period as described and calculated in Section 6 of this Award.

(f)“Fiscal Year” means the 12 month period adopted by the Company for financial reporting purposes.

(g)“Peer Company” means each of the companies listed on Appendix A hereto that has its primary common equity securities listed or traded on a United States national securities exchange or NASDAQ National Market, during each day of each calendar year, taken separately, within the Performance Period; provided, however, that the Committee may eliminate any company listed on Appendix A if such company ceases to be comparable to the Company during the Performance Period by reason of bankruptcy, liquidation, merger, consolidation, changes in business operations or other similar factors.

(h)“Performance Measure” means, collectively, the Company's performance during the Performance Period compared to that of its Peer Companies during the Performance Period, as determined based upon the (i) Metric 1 and (ii) Metric 2; provided, further, that when reference to a specific Performance Measure is intended, reference will be made to such specific Performance Measure.

(i)“Performance Period” means the period beginning on January 1, 20XX, and ending on December 31, 2015.

(j)“Performance Percentage” means the Holder's aggregate Performance Percentage Points determined as of the last day of the Performance Period.

(k)“Performance Percentage Points” means, collectively, the points, designated as Performance Percentage Points, earned with respect to each Performance Measure during the Performance Period.

(l)“Pro Ration” means the pro ration between the gradients of each Performance Measure so that for example if the gradients provide for 62.5 Performance Percentage Points at the last gradient for a particular Performance Measure and 50 Performance Percentage Points at the next highest gradient, and the percentile rank or increase or performance level achieved falls midway between those two gradients, the Performance Percentage Points credited to Holder attributable to that Performance measure would be 56.25.

(m)“Target Shares” means _______ Shares, which is the number of Shares which will be Earned Shares if Holder's Performance Percentage is 100%.

(n)“Vesting Date” means ______, 20XX.

3.Performance Percentage Points Earned With Respect To Metric 1. Subject to Pro Ration, the Performance Percentage Points which will be credited to Holder with respect to Metric 1 are set forth in the following chart based on the relative percentile position of the Company based upon the Metric 1 of the Company (expressed as a %) as compared to the Metric 1 of the Peer Companies ranked in the descending order of their respective Metric 1 in order to determine the percentile rank of the Company among the Peer Companies.

Company Metric 1 Percentage v. Metric 1 Percentage of Peers	Performance Percentage Points
Greater than XX Percentile	XX
Greater than XX Percentile	XX
Greater than XX Percentile	XX
Less than XX Percentile	—

4.Performance Percentage Points Earned With Respect To Metric 2. Subject to Pro Ration, the Performance Percentage Points which will be credited to Holder with respect to Metric 2 are set forth in the following chart based on the relative percentile position of the Company based upon the Metric 2 of the Company (expressed as a %) as compared to the average Metric 2 of the Peer Companies ranked in the descending order of their respective Metric 2 in order to determine the percentile rank of the Company among the Peer Companies:

Company Metric 2 Percentage v. Average Metric 2 Percentage of Peers	Performance Percentage Points
Greater than XX Percentile	XX
Greater than XX Percentile	XX
Greater than XX Percentile	XX
Less than XX Percentile	—

5.Committee's Reduction of Performance Percentage Points. Notwithstanding any provision hereof to the contrary, the Committee may reduce Holder's otherwise earned Performance Percentage Points.

6.Earned Shares.

(a)Earned Shares.  The amount of Earned Shares shall be equal to the product of (i) the Target Shares, multiplied by (ii) the Performance Percentage.  The Committee will determine, and will advise Holder, of Holder's Performance Percentage as soon as reasonably possible after the last day of the Performance Period.

(b)Change in Control; Death; Disability.  Notwithstanding the foregoing and any other provision hereof to the contrary, if any of the following occur during the Performance Period: (i) a Change in Control; (ii) in accordance with the Plan, Holder's employment with the Company or Subsidiary or service as a director terminates by reason of Holder's death; or (iii) in accordance with the Plan, Holder's employment with the Company or Subsidiary or service as a director terminates by reason of Disability (as defined in the Plan), then in each case and regardless of the Performance Percentage at the date of any such event, Holder (or in the case of clause (ii), Holder's beneficiary) will be entitled to receive delivery of all of the Target Shares (notwithstanding any provision hereof to the contrary, none of which Target Shares will be retained by the Company other than as payment for withholding) as soon as reasonably possible following such event, but in no event later than the 15th day of the third month after the end of the calendar year in which such event occurs, and Holder permanently shall forfeit the right to receive any other amounts of Shares to be issued under this Award.

(c)Certain other Terminations of Employment. Subject to the Plan, if during the Performance Period Holder's employment with the Company or Subsidiary or service as a director: (i) terminates as a result of Holder's retirement (in compliance with Holder's employment agreement with the Company or Subsidiary) or (ii) is terminated by the Company for any reason other than For Cause, then in each case, Holder shall be entitled to receive delivery of a pro rata portion of the Target Shares, calculated as follows: (x) (A) the total Performance Percentage that Holder would have earned during the Performance Period multiplied by (B) the Target Shares, with the number obtained in (x) multiplied by (y) a ratio the numerator of which is number of days during the Performance Period that Holder was employed with the Company or Subsidiary or served as a director, and the denominator of which is the total number of days in the Performance Period. Notwithstanding any provision hereof to the contrary, none of the pro rata portion of the Target Shares will be retained by the Company, other than as payment for withholding. Delivery of the pro rata portion of the Target Shares will occur as soon as reasonably possible after the last day of the Performance Period, and Holder permanently shall forfeit the right to receive any other amounts of Shares to be issued under this Award.

(d)For Cause. For purposes of this Award, “For Cause” means termination of employment on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any Subsidiary, or the intentional and repeated violation of the written policies or procedures of the Company, provided that, for an employee who is party to an individual severance or employment agreement defining Cause, “Cause” shall have the meaning set forth in such agreement. For purposes of this Award, Holder's termination or other separation shall be deemed to be For Cause if, after Holder's employment has ended, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a termination For Cause.

7.Vesting (and Forfeiture) of Earned Shares.

(a)Employment on the Vesting Date. Except as expressly provided in Section 6(c) of this Award, Holder must be continuously employed by, and an employee of, the Company or an affiliate of the Company or a director of the Company, on the Vesting Date of the Award.

(b)Forfeiture. Except as expressly provided in Section 6(c) of this Award, all of Holder's rights to Shares earnable under this Award shall be immediately and irrevocably forfeited if Holder ceases to be an employee of the Company or any affiliate of the Company, whether or not employment is terminated with or without cause, unless the Compensation Committee shall determine otherwise. Upon forfeiture, Holder will no longer have any rights relating to the right to earn Shares under this Award.

(c)Termination of Award. This Agreement shall terminate with respect to Shares issued under this Award upon delivery to Holder of such Shares.

8.Withholding.  On the Vesting Date, the minimum federal income tax withholding required to be made by the Company shall be paid by Holder (or Holder's Beneficiary) to the Committee in cash, or by authorizing the Company to retain an amount of Shares to be issued under this Award.

9.Administration.  Without limiting the generality of the Committee's rights, duties and obligations under the Plan, the Committee shall have the following specific rights, duties and obligations with respect to this Award.  Without limitation, the Committee shall interpret conclusively the provisions of the Award, adopt such rules and regulations for carrying out the Award as it may deem advisable, decide conclusively all questions of fact arising in the application of the Award, certify the extent to which Performance Measures have been satisfied and the number of Performance Percentage Points earned, exercise its right to reduce Performance Percentage Points, and make all other determinations and take all other actions necessary or desirable for the administration of the Award.  The Committee is authorized to change any of the terms or conditions of the Award in order to take into account extraordinary or unforeseen events, including without limitation any material unanticipated change in the Company's operations, corporate structure, assets, or similar change, or changes in market factors that have an effect on the Company and the Peer Companies, but in each case only to the extent that such action carries out the original purpose, intent and objectives of the Award. All decisions and acts of the Committee shall be final and binding upon Holder and all other affected parties.

10.Recovery of Award.

(a)The Holder acknowledges and agrees that all or any portion of this Award is subject to an obligation of repayment by Holder if the amount of the Award was calculated based upon the achievement of certain financial results (as reflected in the financial statements of the Company reported in the Company's Form 10-K for each year in the Performance Period or otherwise) or other performance metrics that, in either case, were subsequently found to be materially inaccurate. The amount that shall be repaid by the Holder shall be based on the excess amount paid or awarded to Holder under the Award as compared to the amount that would have been paid or awarded had the material inaccuracy not occurred.

(b)If the Committee determines that the Holder engaged in misconduct, malfeasance or gross negligence in the performance of his or her duties that either caused or significantly contributed to the material inaccuracy in financial results or other performance metrics, there shall be no time limit on this right of recovery, which shall apply to all future Awards as well as to any and all pre-existing Awards. In all other circumstances, this right of recovery shall apply to all future Awards as well as to any and all pre-existing Awards for a period not exceeding one (1) year after the Vesting Date of each such Award.

(c)Holder hereby agrees that, if he or she does not promptly repay the amount recoverable hereunder within thirty (30) days of a written demand therefor, such amount may be withheld from compensation of any type not yet due and payable to Holder, including, but not limited to, the cancellation of future Awards, as determined by the Committee in its sole discretion.

(d)The Committee is granted the discretionary authority to interpret and enforce this provision as it determines to be in the best interest of the Company. Notwithstanding anything herein, this provision shall not be the Company's exclusive remedy with respect to such matters. Holder agrees that the Company may unilaterally amend this provision at any time to comply with applicable law or securities exchange listing rules, as the same may be in effect from time to time.

11.Restrictions on Transfers.  The rights under this Award may not be transferred, pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company, and no attempt to transfer the rights hereunder, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to such Award other than by will or the laws of descent and distribution, and so long as Holder lives, only Holder or his or her guardian or legal representative shall have the right to receive and retain Earned Performance Cash.

12.No Right to Retention. The grant of this Award shall not be construed as giving Holder the right to be employed or continue to be employed by the Company or an affiliate of the Company, nor will it affect in any way the right of the Company or an affiliate of the Company to terminate such employment or position at any time, with or without cause, pursuant to the terms of an employment agreement, if any, or otherwise in accordance with applicable law. In addition, the Company or an affiliate of the Company may at any time terminate any employment agreement free from any liability or any claim under the Plan or this Award. Nothing in this Award shall confer on any person any legal or equitable right against the Company or any affiliate of the Company, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an affiliate of the Company. The award granted hereby shall not form any part of the consideration, compensation of fees of Holder for purposes of termination indemnities, irrespective of the reason for termination of any employment. Under no circumstances shall Holder be entitled to any compensation for any loss of any right or benefit under this Award or Plan which such Holder might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for breach of contract or otherwise. By entering into this Award, Holder shall participate in the Plan and be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee (as defined in the Plan) and shall be fully bound thereby.

13.Governing Law and Venue. This Agreement will be governed by and interpreted in accordance with laws of the State of Texas without giving effect to any conflict of laws provisions, with venue in the state or federal courts in Harris County, Texas. Holder hereby irrevocably consents to personal jurisdiction and venue in any such court and hereby waives any claim he or she may have that such court is an inconvenient or improper forum for the purposes of any such suit, action or other proceeding. Holder hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at the address of such party set forth below.

14.Unenforceability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Award under any applicable law, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without materially altering the purpose or intent of the Plan or this Award, such provision shall be stricken as to such jurisdiction or this Award, and the remainder of the Agreement shall remain in full force and effect.

15.No Trust or Fund Created. Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate of the Company and Holder or any other person.

16.Headings. Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

17.Signature. Employee hereby acknowledges that the photocopy of the Chief Executive Officer's signature evidenced in this writing, although not his original signature, has the full force and effect of his original signature for the purposes stated therein.

18.Waivers.  Any waiver of any right granted pursuant to this Award shall not be valid unless it is in writing and signed by the party waiving the right.  Any such waiver shall not be deemed to be a waiver of any other rights.

19.Severability.  If any provision of this Award is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Award will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Company has caused this Award to be executed on its behalf by its duly authorized representative and Holder has hereunto set his or her hand, on this ___ day of _______, 20XX, effective as of the Date of Grant.

SWIFT ENERGY COMPANY             HOLDER

By:
	Terry Swift Chief Executive Officer	__________________ __________________